Putnam Small Cap Value Fund, February 28, 2014, annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		1,037
Class B		4
Class C		32
Class M		3

72DD2 (000s omitted)

Class R		3
Class R5		0
Class R6		0
Class Y		761

73A1

Class A		0.0966
Class B		0.0116
Class C		0.0306
Class M		0.0326

73A2

Class R		0.0706
Class R5		0.0976
Class R6		0.0996
Class Y		0.1296


74U1	(000s omitted)

Class A		11,102
Class B	  	317
Class C	  	1,108
Class M	  	103

74U2	(000s omitted)

Class R	   	37
Class R5		1
Class R6		892
Class Y		6,064

74V1

Class A		15.45
Class B		13.28
Class C		13.29
Class M		14.22

74V2

Class R		15.25
Class R5		15.98
Class R6		15.99
Class Y		15.95


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant Series.